 Lightpath Technologies, Inc. 10-K

Exhibit 21.1

Subsidiaries

GelTech Inc. Delaware Corporation

LightPath Optical Instrumentation (Shanghai) Co., Ltd People’s Republic of China

LightPath Optical Instrumentation (Zhenjiang) Co., Ltd People’s Republic of China